EXHIBIT 23(h)(vii)

                                     FORM OF

                   EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

            THIS AGREEMENT is entered into as of the ______ day of [MONTH] 2008, between PIEDMONT INVESTMENT ADVISORS, LLC (the "Adviser") and FUNDVANTAGE TRUST (the "Trust"), on behalf of Corverus Strategic Equity Fund (the "Fund").

            WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund's operating expenses to ensure that the Fund's total operating expenses, excluding taxes, distribution fees, shareholder service fees, transfer agency fees, interest, extraordinary items, and brokerage commissions, do not exceed the levels described below.

            NOW, THEREFORE, the parties agree as follows:

            FEE REDUCTION/REIMBURSEMENT. The Adviser agrees that from the commencement of the operations of the Fund through April 30, 2011, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund's total operating expenses, excluding taxes, any class-specific expenses (such as distribution fees, shareholder service fees, or transfer agency fees), interest, extraordinary items, "Acquired Fund fees and expenses" and brokerage commissions, do not exceed, 1.00% (on an annual basis) of the Fund's average daily net assets.

            FEE RECOVERY. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, such amounts for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund.

            TERM. This Agreement shall terminate on April 30, 2011, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

            Executed as of the date first set forth above.

                                       PIEDMONT INVESTMENT ADVISORS, LLC

                                       By:
                                              -------------------------------
                                       Name:
                                       Title:

                                       FUNDVANTAGE TRUST, on behalf of the Funds

                                       By:
                                              -------------------------------
                                       Name:  Joel Weiss
                                       Title: President